Exhibit 99.1

Mesabi Trust Press Release

January 11, 2021 04:15 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--The Trustees of Mesabi Trust (NYSE:MSB) declared a distribution offorty-six cents ($0.46) per Unit of Beneficial Interest payable on February 20, 2021 to Mesabi Trust Unitholders of record at the close of business on January 30, 2021. This compares to a distribution of seventy cents ($0.70) per Unit for the same period last year.

The twenty-four cents ($0.24) per Unit decrease in the current distribution, as compared to the distribution announced by the Trust at the same time last year, is primarily attributable to the Trust’s receipt of total royalty payments of $5,925,181 on October 30, 2020 from Cleveland-Cliffs Inc. (“Cliffs”), the parent company of Northshore Mining Company, which was lower than the total royalty payments of $12,095,964 received by the Trust from Cliffs in October 2019. The decrease in the royalty received by the Trust in October 2020, as compared to the royalty received in October 2019, is primarily attributable to lower volume of shipments of Mesabi ore during the most recent calendar quarter 2020 (including as a result of Cliffs’ temporary idling of production at Northshore from April 2020 until early August 2020), and lower average iron ore sales prices during the most recent calendar quarter 2020 compared to the same quarter 2019. The Trust’s announcement today also reflects that the Trust’s most recent balance sheet includes a contract liability, which represents, among other things, anticipated negative pricing adjustments and iron ore that has not been shipped by Northshore, but for which the Trust has received a royalty payment based on an initial estimated price. See Mesabi Trust’s Quarterly Report on Form 10-Q, Part I- Financial Information, Note 2 (regarding “Contract asset and contract liability”), for the fiscal quarter ended October 31, 2020 (filed December 9, 2020). Finally, the Trust’s distribution announcement today also reflects the Trustees’ determination that Mesabi Trust will have sufficient reserves available to make such a distribution while also maintaining an appropriate level of unallocated reserves in order for the Trust to be positioned to meet current and future expenses, and present and future liabilities (whether fixed or contingent), that may arise.

Quarterly royalty payments from Cliffs’ Northshore for iron ore shipments during the fourth calendar quarter, which are payable to Mesabi Trust under the royalty agreement, are due on January 30, 2021, together with the quarterly royalty report. After receiving the quarterly royalty report, Mesabi Trust plans to file a summary of the quarterly royalty report with the Securities and Exchange Commission in a Current Report on Form 8-K.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore, royalty (including bonus royalty) amounts, timing of quarterly royalty payments and quarterly royalty reports, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, the impact of the recent coronavirus (COVID-19) pandemic, and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling of production lines or entire plants, announcements and implementation of trade tariffs, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs pellet agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to quarterly and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contacts:

Mesabi Trust SHR Unit

Deutsche Bank Trust Company Americas

904-271-2520